Exhibit 10(qqq)

July 24, 2015

Lucian Theon Smith III

Dear Lou:

Congratulations! This letter confirms our offer and your acceptance of the EVP, Homebuilding Operations position starting on the same date your Phoenix Group President successor commences employment. Details of our offer are outlined below.

POSITION:

EVP, Homebuilding Operations (effective on the same date as your Phoenix Group President successor commences employment). Upon Thomas Pellerito's retirement at some future date, you will be appointed Chief Operating Officer ("COO").

Note that your compensation outlined in this offer letter will not change upon your appointment to COO.

REPORTING TO:

Thomas Pellerito, COO, until such time as he retires which the Company does not anticipate occurring before November 1, 2016. Upon your appointment to COO, you will report to Ara Hovnanian, Chairman, President and Chief Executive Officer.

SALARY:

Effective December 19, 2015, annual salary of $550,000.00, paid bi-weekly.
Effective December 17, 2016, annual salary of $650,000.00, paid bi-weekly.
Effective December 16, 2017, annual salary of $700,000.00, paid bi-weekly.

AUTO ALLOWANCE:

Effective December 17, 2016, annual auto allowance of $24,000.00, paid bi-weekly.

INCENTIVE PROFIT SHARING PROGRAM:

For Fiscal Years 2017 and 2018, you are eligible for a guaranteed Incentive Profit Sharing Award equal to 10% more than the actual award calculation under your existing Group President Incentive Profit Sharing Program P57 (attached as Exhibit A) for each respective fiscal year (calculated using your then annual base salary and the Customer Satisfaction and Mortgage Capture Performance Levels in effect for each respective fiscal year) provided that you remain continuously employed with the Company through the payout date which will be no later than two and one-half months following the close of the fiscal year. Thereafter, you will be eligible for a Corporate-based program once the Corporate Executive Incentive Profit Sharing Program is reestablished.

Normally, your Incentive Profit Sharing Award would be paid seventy percent (70%) in cash on the scheduled payout date, and thirty percent (30%) of your Award would be deferred and converted into deferred shares of Hovnanian Enterprises, Inc. common stock in accordance with and subject to the vesting and other requirements described in the Hovnanian Deferred Share Policy which was previously provided to you. However, for Fiscal Years 2017 and 2018, your Incentive Profit Sharing Award will be paid in cash.

EQUITY:

You will receive a grant of 100,000 restricted share units on the effective date of your promotion to EVP, Homebuilding Operations. Twenty percent of the award will vest on the third anniversary of the grant, 40% of the award will vest on the fourth anniversary of the grant and the remaining 40% of the award will vest on the fifth anniversary of the grant. The sample restricted share unit form of agreement is attached as Exhibit B.

In June 2016, you will be eligible to receive a grant of 60,000 Market Share Units (MSUs) at target stock price performance/105,000 MSUs at maximum stock price performance. Generally, twenty-five percent of each award will vest on the second anniversary of the grant and an additional 25% will vest on each of the three succeeding anniversaries of the grant. You will be eligible for subsequent annual equity grants.

LONG-TERM INCENTIVE PROGRAM:

Effective November 1, 2015, you will be eligible to participate in the 2016 Long-Term Incentive Program at a target multiple of 2 times your base salary in effect on December 19, 2015. Beginning with the anticipated 2019 Long-Term Incentive Program, your target multiple of 2 times base salary will be based on your base salary in effect on December 16, 2017.

SEVERANCE:

If your employment is terminated by the Company, other than for Cause (as defined below), then subject to your execution and delivery of a general release of claims in favor of the Company and its affiliates in the form attached hereto as Exhibit C within 21 days following the date of your termination and your non-revocation of such release during the 7 day period following your execution thereof, you are eligible to participate in the Company's normal Severance Pay Program which currently provides 52 weeks of base salary in effect at the time of your termination, less lawful deductions; provided that, if Alexander Hovnanian is appointed to the COO position within two years of such termination, in lieu of any payments under the Company's normal Severance Pay Program, you will be entitled to receive the following payments, less any amounts already paid to you under the Company's normal Severance Pay Program:

a.	the equivalent of 52 weeks of your base salary in effect as of the date of your termination, less lawful deductions; and
b.

the average amount earned by you as an Incentive Profit Sharing Award with respect to the two most recent completed fiscal years preceding your termination date up to a maximum of $2 million, less lawful deductions.

"Cause" shall mean the occurrence of any of the following:

a.

your willful and continued failure to perform substantially all your duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness) for a period of 10 days following a written demand for substantial performance that is delivered to you by the Company, which specifically identifies the manner in which the Company believes you have not substantially performed your duties;

b.	dishonesty in the performance of your duties with the Company;
c.	your conviction of, or plea of guilty or nob contendere to, a crime under the laws of the United States or any state thereof constituting (x) a felony or (y) a misdemeanor involving moral turpitude;
d.

your willful malfeasance or willful misconduct in connection with your duties with the Company or any act or omission which is injurious to the financial condition or business reputation of the Company or its affiliates; or

e.	your breach of the provisions of Company Policy HR056 Confidentiality/Non-Disclosure/Trade Secrets which is attached as Exhibit D.

2

CHANGE IN CONTROL:

If not already provided for in the applicable award agreement and subject to your execution, delivery and non-revocation of a general release as discussed under "Severance" above, if your employment is terminated by the Company other than for Cause (as defined above) within two years following a Change in Control (as defined below), you shall be entitled to receive any unpaid, earned portions of your respective Long-Term Incentive Program awards on the scheduled payout dates as if there was no termination of employment provided that such termination occurs on or after the end of each respective Long-Term Incentive Program 'Performance Period" (as defined in the applicable award agreement).

"Change in Control" shall be determined by reference to the definition of "Change in Control" contained in the 2012 Hovnanian Enterprises, Inc. Amended and Restated Stock Incentive Plan.

in addition, you continue to be eligible for the Change in Control provisions outlined in your outstanding equity award agreements.

SECTION 409A:

This offer letter is intended to comply with Section 409A of the Internal Revenue Code ("Section 409A") or an exemption thereunder and shall be construed and administered in accordance with Section 409A, Notwithstanding any other provision of this offer letter, payments provided under this offer letter may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this offer letter that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this offer letter shall be treated as a separate payment. Any payments to be made under this offer letter upon a termination of employment that are subject to Section 409A shall only be made upon a "separation from service" under Section 409A.

Notwithstanding any other provision of this offer letter, if any payment or benefit provided to you in connection with termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and you are determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of your termination date (the "Specified Employee Payment Date") or, if earlier, on the date of your death. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

Ara K. Hovnanian

Chairman, President and Chief Executive Officer

ACCEPTED:

Name

Date

I am delighted you've decided to accept this opportunity and I look forward to working with you in this capacity.

/s/ Lucian Theon Smith

/s/ Ara K. Hovnanian

Sincerely,

7/24/15

Exhibit A

K. Hovnanian Incentive Profit Sharing Program - Fiscal Year 2015
Program Code P57 — Group President — Phoenix Group
Lucian Theon Smith III

This Program Design document provides key highlights of the K. Hovnanian Incentive Profit Sharing Program named above for the November 1, 2014— October 31, 2015 Program period. The Program is subject to Corporate Policies and Procedures including, but not limited to, HR055 Incentive and Cash Profit Sharing Programs, IIR056 Confidentiality/Non-Disclosure Policy, 1172057 Non-Solicitation Policy, and to the Hovnanian Deferred Share Policy. (You may contact your local HR Representative to review these documents or view them on HovShare.khov.com)

Performance Measures, Performance Levels and Performance Awards

The following is a summary of your annual opportunity for an incentive profit sharing Award. Awards will be granted for each separate Performance Measure provided the minimum or stated Performance Level is achieved in accordance with the following table and provided that Group ROI is greater than zero, If ROI is zero or lower, the Annual Performance Award potential for Customer Satisfaction and Mortgage Capture will be reduced to fifty percent (50%) of the Annual Performance Awards listed below.

If a Performance Measure falls between Performance Levels, the Performance Award will be interpolated, as appropriate.

Performance Measures	Performance Levels		Annual Performance Awards(1)
Group ROI	0.00-10.00%		1.25% of Group Pre-tax Profit
	15.00%		1.50% of Group Pre-tax Profit
	20.00%		1.75% of Group Pre-tax Profit
	25.00%+		2.00% of Group Pre-tax Profit
Customer Satisfaction	Threshold	80.00%	10.00% of base salary
	Target	85.00%	20.00% of base salary
	Outstanding	90.00%	30.00% of base salary
Mortgage Capture	Threshold	75.00%	5.00% of base salary
	Target	80.00%	10.00% of base salary
	Outstanding	85.00%	15.00% of base salary
Discretionary			Up to $115,000

(I) The Customer Satisfaction and Mortgage Capture Awards will be halved if ROI < 0

Payout Method and Conditions For Earning Award

Normally, your incentive profit sharing Award would be paid seventy percent (70%) in cash on the scheduled payout date, and thirty percent (30%) of your Award would be deferred and converted into deferred shares of Hovnanian Enterprises, Inc. common stock in accordance with and subject to the vesting and other requirements described in the Hovnanian Deferred Share Policy. However, for Fiscal Year 2015, your incentive profit sharing Award will be paid entirely in cash on the scheduled payout date.

Incentive profit sharing Awards reward individual performance, Company performance and Associate retention. Accordingly, as a condition of earning each cash Award, subject to the exceptions noted in Policy 1114055, Associates must be employed as of the scheduled payout date. The payout date will be no later than two and one-half months following the October 31st close of the Program period. As a condition of receiving the Deferred Share Award, Associates must be employed as of the date the Award vests, as specified in the Deferred Share Policy.

Definitions and Program Details

All Awards are subject to the conditions of Policy HR055 including, but not limited to, the retention requirements. Awards are based on the Program results for the Phoenix Group as it existed on November 1, 2014, Any company acquisitions, significant land pool purchases, or existing operations which would come under your report would not be included and would be handled separately.

If there are significant changes regarding our method of financing (e.g., construction perms or third-party debt refinancings), then the incentive profit sharing formula will be revisited. If joint ventures are utilized, the ROI calculation will be adjusted to neutralize the effect.

IPSP P57 — Smith     Page I of 2

Exhibit A

Annual Return on Inventory (ROI) — is Pre-tax Profit divided by the Average Inventory Balance. The ROI Award is evaluated and paid annually on the scheduled payout date.

Pre-tax Profit — is equal to the profit delivered to Corporate after profit sharing accrual and the allocation of all applicable business unit overhead(s), plus, if applicable, the allocable portion of Title profits for your business unit(s) after profit sharing accrual and all applicable overhead(s) of the Title Company and $1,500 per home closed through K. Hovnanian American Mortgage.

Average Inventory Balance — is the average balance in the inventory accounts utilizing the last day ending balances of these accounts for each of the five consecutive fiscal quarters ending with the last quarter of the fiscal year.

Customer Satisfaction — is based on the number of "Definitely Yes" responses to the question "Overall, would you recommend your builder to family and friends?" on the thirty day survey. The Award is evaluated quarterly and paid annually on the scheduled payout date. It is evaluated quarterly based on the higher of the previous quarter's results or the available cumulative results beginning August 1st of the previous fiscal year. The first quarter calculation will be based on results reported by the survey company on the January 2015 Compensation Report, the second quarter calculation will be based on results reported by the survey company on the April 2015 Compensation Report, the third quarter calculation will be based on results reported by the survey company on the July 2015 Compensation Report and the fourth quarter calculation will be based on results reported by the survey company on the October 2015 Compensation Report.

Mortgage Capture — is calculated based on all closings net of cash sales and Mt. Laurels. In addition, certain denied or specialty loans that K. Hovnanian American Mortgage ("KHAM") cannot offer may be excluded from the capture rate provided that KHAM's conditions for backing out denied/specialty loans are met. The Mortgage Capture Award is evaluated and paid annually on the scheduled payout date,

Discretionaty — At the end of the Program period, a Discretionary Award up to $115,000 may be granted at the discretion of the Chief Operating Officer and the Chairman/President/Chief Executive Officer. The Award will be reduced if any payments are realized from the ROI Measure.

Please sign acknowledgment of receipt below.

READ AND ACKNOWLEDGED ON THIS, THE 9 DAY OF APRIL, 2015

/s/ Lucian Theon Smith

Lucian Theon Smith III

Group President

/s/ Thomas Pellerito

Thomas J. Pellerito

Chief Operating Officer

IPSP P57 — Smith	Page 2 of 2

Exhibit B

2012 HOVNANIAN ENTERPRISES, INC.
AMENDED AND RESTATED STOCK INCENTIVE PLAN

RESTRICTED SHARE UNIT AGREEMENT

Participant:     Date of Grant:

Number of RSUs:

Dates of Vesting of Class A Shares:

Date     Number of RSUs

1.

Grant of RSUs . For valuable consideration, receipt of which is hereby acknowledged, Hovnanian Enterprises, Inc., a Delaware Corporation (the "Company"), hereby grants the number of restricted share units ("RSUs") listed above to the Participant, on the terms and conditions hereinafter set forth. This grant is made pursuant to the terms and conditions of the 2012 Company Amended and Restated Stock Incentive Plan (the "Plan"), which Plan, as amended from time to time, is incorporated herein by reference and made a part of this Agreement. Each RSU represents the unfunded, unsecured right of the Participant to receive a Share on the date(s) specified herein. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

2.     Vesting and Timing of Transfer.

(a)     The Participant will become vested in the RSUs in accordance with the schedule set forth above; provided, however, that upon the occurrence of a Change in Control that results in the Company's Shares ceasing to be publicly traded on a national securities exchange, the RSUs shall immediately become fully vested (subject to any delay in Share delivery required pursuant to Section 16 hereof).

(b)     The Company shall transfer to the Participant, as soon as practicable but not later than 60 days after an applicable vesting date, a number of Class A Shares equal to the number of RSUs that became vested on that vesting date (rounded up to the next whole share), provided, however, that upon the final transfer of Shares to the Participant (i) such number of Shares shall be reduced to the extent necessary to reflect any previous rounding up pursuant to this sentence, and (ii) in lieu of a fractional Share, the Participant shall receive a cash payment equal to the Fair Market Value of such fractional Share. If the Participant is eligible to participate in, and has elected to defer the transfer of Shares pursuant to the terms of a nonqualified deferred

Exhibit B

compensation plan maintained by the Company, such Shares shall be so deferred, and any such deferral, when paid, shall be paid in Shares. Once the transfer of any Shares is deferred, the rights and privileges of the Participant with respect to such Shares shall be determined solely pursuant to the terms of the applicable plan, and not pursuant to the terms and conditions of this Agreement.

(c)     Notwithstanding Sections 2(a) and 2(b) of this Agreement, if the Participant's employment with the Company and its Affiliates terminates due to (i) death, (ii) Disability or (iii) Retirement, but only if such Retirement occurs on or after the first anniversary of the Date of Grant indicated above, the Company shall cause there to be transferred to the Participant, as soon as practicable but not later than 60 days after such termination, but subject to Section 16 of this Agreement, a number of Shares equal to the aggregate number of then unvested RSUs granted to the Participant under this Agreement; provided, however, that upon the transfer of such Shares to the Participant, in lieu of a fractional Share, the Participant shall receive a cash payment equal to the Fair Market Value of such fractional Share. In the event of the death of the Participant, the transfer of Shares under this Section 2(c) shall be made in accordance with the beneficiary designation form on file with the Company; provided, however, that, in the absence of any such beneficiary designation form, the transfer of Shares under this Section 2(c) shall be made to the person or persons to whom the Participant's rights under the Agreement shall pass by will or by the applicable laws of descent and distribution. For purposes of this Agreement, "Disability" shall mean "Disability" as defined in the Plan, and "Retirement" shall mean termination of employment on or after age 60, or on or after age 58 with at least 15 years of "Service" to the Company and its Subsidiaries immediately preceding such termination of employment. For this purpose, "Service" means the period of employment immediately preceding Retirement, plus any prior periods of employment with the Company and its Subsidiaries of one or more years' duration, unless they were succeeded by a period of non-employment with the Company and its Subsidiaries of more than three years' duration.

(d)     Upon each transfer or deferral of Shares in accordance with Sections 2(a), 2(b) and 2(c) of this Agreement, a number of RSUs equal to the number of Shares transferred to the Participant or deferred shall be extinguished.

(e)     Notwithstanding Sections 2(a), 2(b) and 2(c) of this Agreement, upon the Participant's termination of employment for any reason other than (i) death, Disability or Retirement occurring on or after the first anniversary of the Date of Grant indicated above or (ii) under the circumstances described in clause (f) below, any unvested RSUs shall immediately terminate for no further consideration.

(f)     Termination without Cause or for Good Reason within Two Years Following a Change in Control. In the event of the Participant's involuntary termination of employment with the Company or a subsidiary thereof without "Cause" or for "Good Reason" within two years following a Change in Control, the RSUs, to the extent not previously vested and settled, shall immediately become fully vested and settled in Shares on the same terms as applicable to a termination due to death or Disability as described under Section 2(c) above. For purposes of this Agreement, "Cause" shall mean the occurrence of any of the following: (a) the willful and continued failure of the Participant to perform substantially all of his or her duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness) for a period of 10 days following a written demand for substantial performance that is delivered to such Participant by the Company, which specifically identifies the manner in which the Company believes the Participant has not substantially performed his or her duties; (b) dishonesty in the performance of the Participant's duties with the Company; (c) the Participant's conviction of, or plea of guilty or nolo contendere to, a crime under the laws of the United States or any state thereof constituting a

Exhibit B

felony or a misdemeanor involving moral turpitude; (d) the Participant's willful malfeasance or willful misconduct in connection with the Participant's duties with the Company or any act or omission which is injurious to the financial condition or business reputation of the Company or its affiliates; or (e) the Participant's breach of the provisions of Section 11 of this Agreement. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following, without the Participant's express written consent: (a) any material diminution in the Participant's duties, titles or responsibilities with the Company from those in effect immediately prior to a Change in Control; provided, however, that no such material diminution shall be deemed to exist solely because of changes in the Participant's duties, titles or responsibilities as a consequence of the Company ceasing to be a company with publicly traded securities or becoming a wholly owned subsidiary of another entity; or (b) any reduction in the Participant's annual base salary or any material reduction in the Participant's annual bonus opportunity from the Participant's annual base salary or annual bonus opportunity in effect immediately prior to a Change in Control. Notwithstanding the foregoing, no event shall constitute Good Reason unless the Participant provides the Company with written notice of such event within 60 days after the occurrence thereof and the Company fails to cure or resolve the behavior otherwise constituting Good Reason within 30 days of its receipt of such notice.

3.     Dividends. If on any date while RSUs are outstanding hereunder the Company shall pay any dividend on the Shares (other than a dividend payable in Shares), the number of RSUs granted to the Participant shall, as of such dividend payment date, be increased by a number of RSUs equal to: (a) the product of (x) the number of RSUs held by the Participant as of the related dividend record date, multiplied by (y) the per Share amount of any cash dividend (or, in the case of any dividend payable in whole or in part other than in cash, the per Share value of such dividend, as determined in good faith by the Committee), divided by (b) the Fair Market Value of a Share on the payment date of such dividend. In the case of any dividend declared on Shares that is payable in the form of Shares, the number of RSUs granted to the Participant shall be increased by a number equal to the product of (a) the RSUs that are held by the Participant on the related dividend record date, multiplied by (b) the number of Shares (including any fraction thereof) payable as a dividend on a Share. Any RSUs attributable to dividends under this Section 3 shall be subject to the vesting provisions provided in Section 2.

4.     Adjustments Upon Certain Events. Subject to the terms of the Plan, in the event of any change in the outstanding Shares by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, amalgamation, spin-off or combination transaction or exchange of Shares or other similar events (collectively, an "Adjustment Event"), the Committee shall, in its sole discretion, make an appropriate and equitable adjustment in the number of RSUs subject to this Agreement to reflect such Adjustment Event. Any such adjustment made by the Committee shall be final and binding upon the Participant, the Company and all other interested persons.

5.     No Right to Continued Employment. Neither the Plan nor this Agreement shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship to, the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss the Participant, free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided herein.

6.     No Acquired Rights. In participating in the Plan, the Participant acknowledges and accepts that the Board has the power to amend or terminate the Plan, to the extent permitted thereunder, at any time and that the opportunity given to the Participant to participate in the Plan is entirely at the discretion of the Committee and does not obligate the Company or any of its Affiliates to offer such participation in the future (whether on the same or different terms). The

Exhibit B

Participant further acknowledges and accepts that such Participant's participation in the Plan is not to be considered part of any normal or expected compensation and that the termination of the Participant's employment under any circumstances whatsoever will give the Participant no claim or right of action against the Company or its Affiliates in respect of any loss of rights under this Agreement or the Plan that may arise as a result of such termination of employment.

7.     No Rights of a Shareholder. The Participant shall not have any rights or privileges as a shareholder of the Company until the Shares in question have been registered in the Company's register of shareholders.

8.     Legend on Certificates. Any Shares issued or transferred to the Participant pursuant to Section 2 of this Agreement shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable Federal or state laws or relevant securities laws of the jurisdiction of the domicile of the Participant, and the Committee may cause a legend or legends to be put on any certificates representing such Shares to make appropriate reference to such restrictions.

9.     Transferability. RSUs may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance not permitted by this Section 9 shall be void and unenforceable against the Company or any Affiliate.

10.     Withholding. The Participant may be required to pay to the Company or any Affiliate and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any transfer due under this Agreement or under the Plan or from any compensation or other amount owing to the Participant, applicable withholding taxes with respect to any transfer under this Agreement or under the Plan and to take such action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. Notwithstanding the foregoing, if the Participant's employment with the Company terminates prior to the transfer of all of the Shares under this Agreement, the payment of any applicable withholding taxes with respect to any further transfer of Shares under this Agreement or the Plan shall be made solely through the sale of Shares equal to the statutory minimum withholding liability.

11.     Non-Solicitation Covenants.

(a) The Participant acknowledges and agrees that, during the Participant's employment with the Company and its Affiliates and upon the Participant's termination of Employment with the Company and its Affiliates for any reason, for a period commencing on the termination of such Employment and ending on the second anniversary of such termination, the Participant shall not, whether on Participant's own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly:

(i)     solicit any employee of the Company or its Affiliates with whom the Participant had any contact during the last two years of the Participant's employment, or who worked in the same business segment or division as the Participant during that period to terminate employment with the Company or its Affiliates;

Exhibit B

(ii)     solicit the employment or services of, or hire, any such employee whose employment with the Company or its Affiliates terminated coincident with, or within twelve (12) months prior to or after the termination of Participant's employment with the Company and its Affiliates;

(iii)     directly or indirectly, solicit to cease to work with the Company or its Affiliates any consultant then under contract with the Company or its Affiliates.

(b) It is expressly understood and agreed that although the Participant and the Company consider the restrictions contained in this Section 11 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or any other restriction contained in this Agreement is an unenforceable restriction against the Participant, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

12.     Specific Performance. The Participant acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 11 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, the Participant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

13.     Choice of Law.     THE INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

14.     RSUs Subject to Plan. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. All RSUs are subject to the Plan. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

15.     Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

16.     409A. Notwithstanding any other provisions of this Agreement or the Plan, this RSU shall not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon the Participant. In the event it is reasonably determined by the Committee that, as a result of Section 409A of the Code, the transfer of Class A Shares under this Agreement may not be made at the time contemplated hereunder without causing the Participant to be subject to taxation under Section 409A of the Code (including due to the Participant's status as a "specified employee" within the meaning of Section 409A of the Code), the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code.

Exhibit B

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

HOVNANIAN ENTERPRISES, INC.

By:

     Ara K. Hovnanian

President, Chief Executive Officer and Chairman of the Board

By:

PARTICIPANT

Exhibit C

AGREEMENT AND GENERAL RELEASE1

Original Issue Date: [insert date]

K. Hovnanian Companies, LLC. (referred to throughout this Agreement as "Employer" or "Hovnanian"), and [insert Associate Name] (referred to throughout this Agreement as "Employee"), agree that:

1.     Last Day of Employment. Employee's last day of employment with Employer is [insert termination date]. Employee understands, however, that Employer, in its sole discretion, may request Employee to immediately cease performing work duties if Employer deems it is in its best interest to do so. Employee will, nonetheless, be paid until this last day of employment.

2.     Consideration. In consideration for Employee's execution of this Agreement and the fulfillment of the promises contained herein, Employer agrees to make the following payments, to which Employee is not otherwise entitled:

a.     to pay to Employee the equivalent of [insert # of weeks] weeks of Employee's base pay in effect as of the date of Employee's termination from Hovnanian, less lawful deductions, within 15 business days after the passage of the revocation period set forth below. As used in this Agreement, the term "base pay" shall mean, for exempt employees, their base salary, not including commissions, bonuses or incentive payments, and for non-exempt employees, "base pay" shall be determined based on the Employee's regular hourly rate and regularly scheduled hours per workweek, without inclusion of overtime, commissions, bonuses or incentive payments.

3.     Revocation. Employee may revoke this Agreement for a period of seven (7) calendar days following the day Employee executes this Agreement. Any revocation within this period must be submitted, in writing, to [insert name] and state, "I hereby revoke my acceptance of our Agreement and General Release." The revocation must be personally delivered or mailed to [insert name], [insert title] at [insert address], and delivered or postmarked within seven (7) calendar days of execution of this Agreement. This Agreement shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

4.     General Release of Claim. Employee, Employee's heirs, executors, administrators, fiduciaries, successors and/or assigns, knowingly and voluntarily release and forever give up, to the full extent permitted by law, Employer, Employer's past, present and future direct or indirect parent organizations, subsidiaries, divisions, affiliated entities, and their partners, officers, directors, trustees, administrators, fiduciaries, employment benefit plans and/or pension plans or funds, executors, attorneys, employees, insurers, reinsurers and/or agents and their successors and assigns individually and in their official capacities (collectively referred to herein as "Released Parties" or "Released Party"), jointly and severally, of and from all claims, known or unknown, that Employee has or may have against Released Parties as of the date of execution of this Agreement including, but not limited to, any alleged violation of:

●The National Labor Relations Act; ●Title VII of the Civil Rights Act;

1 This Agreement and General Release shall be referred to herein as "Agreement".

Exhibit C

●	Civil Rights Act of 1991;
●	Sections 1981 through 1988 of Title 42 of the United States Code;
●	The Employee Retirement Income Security Act;
●	The Fair Credit Reporting Act;
●	The Immigration Reform Control Act;
●	The Americans with Disabilities Act;
●	The Rehabilitation Act;
●	The Age Discrimination in Employment Act, as amended;
●	The Occupational Safety and Health Act;
●	The Family and Medical Leave Act;
●	The Equal Pay Act;
●	The Uniformed Services Employment and Reemployment Rights Act;
●	Worker Adjustment and Retraining Notification Act;
●	Employee Polygraph Protection Act;
●	any other federal, state or local law or ordinance of similar effect, to the maximum extent permitted by law;

●	any public policy, contract (oral, written or implied), tort, constitution or common law;
●	any claims for vacation, sick or personal leave pay, short term or long term disability benefits, or payment pursuant to any practice, policy, handbook or manual; or

●	any basis for costs, fees, or other expenses including attorneys' fees.

Employee hereby releases Released Parties from any and all claims, whether sounding in contract, tort, statute or constitution, and covenants not to sue Released Parties for any and all claims. Employee understands this Release includes all claims related in any manner to Employee's employment or the cessation of that employment. Employee further understands that Employee is hereby releasing any known or unknown claim for or alleged right to discovery of information or documents of Released Parties.

5.     Affirmations.

a.     Employee affirms that Employee is not a party to, and that Employee has not filed or caused to be filed, any claim, complaint, charge or action against Released Parties in any forum or form.

b.     Employee acknowledges and agrees that Employee has been paid all compensation due, except the following: (i) final paycheck for the period from [insert last pay period start date] to [insert termination date], which will also include all vacation pay due.

c.     Employee affirms that Employee has received all leave (paid or unpaid), to which Employee may be entitled and that no other leave (paid or unpaid), is due to Employee except as provided in this Agreement.

d.     Employee furthermore affirms that Employee has no known workplace injuries or occupational diseases, other than those that are already the subject of an existing workers compensation claim.

6.     Confidentiality. To the extent permitted by law, Employee agrees not to

Exhibit C

disclose any information regarding the existence or substance of this Agreement, except to Employee's spouse, tax advisor, or an attorney with whom Employee chooses to consult regarding Employee's consideration of this Agreement, each of whom shall likewise agree to keep the information confidential. Employee acknowledges that, as an officer of the Company, Employee was privy to confidential, proprietary, and/or commercially sensitive information, the disclosure of which could substantially harm the Company's interests. Employee hereby agrees to maintain the confidentiality of such information and not to disclose same except as required to comply with court or regulatory action. In the event Employee or Employee's counsel believe either is compelled to provide or disclose information described in this paragraph, they will provide written notice of such belief, via facsimile and mail, to [insert name], [insert title], at [insert address], fax [insert FAX], no later than seven (7) business days prior to said production or disclosure.

7.     Non-Disparagement. Employee agrees not to defame, disparage or demean Employer in any manner whatsoever.

8.     Non-Solicitation of Other Employees. To the extent permitted by law, Employee agrees not to solicit, directly or indirectly, any other employee of Employer to terminate or otherwise modify or alter his or her employment with the Company for two (2) years following the Employee's Last Day of Employment (see paragraph 1 above).

9.     Cooperation. Subject to Employee's other personal and professional obligations and on reasonable notice and at reasonable times, Employee will cooperate with Employer and its counsel in connection with any investigation, administrative or regulatory proceeding or litigation relating to any matter in which Employee was involved or of which Employee has knowledge as a result of Employee's employment with Employer and/or any Released Party or Released Parties.

10.     Return of Property. Employee has returned any and all property belonging to Released Parties, including, but not limited to, cellular phones, beepers, computers, laptops, passwords for electronic access and/or to access protected documents regarding Company business, equipment, tools, materials, Company related manuals, training materials, written files, electronic files, keys, security cards, documents, supplies, customer lists, customer information, confidential documents, etc.

11.     Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the State of New Jersey without regard to its conflict of laws provision. In the event Employee or Employer breaches any provision of this Agreement, Employee and Employer affirm that either may institute an action against the other to specifically enforce any term or terms of this Agreement, in addition to any other legal or equitable relief permitted by law. In the event that any provision of this Agreement is declared illegal or unenforceable by a court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, it shall be stricken, leaving the remainder of this Agreement in full force and effect.

12.     Nonadmission of Wrongdoing. Employee agrees that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at anytime for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.

Exhibit C

13.     Amendment. This Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.

14.     Entire Agreement. This Agreement sets forth the entire agreement between the Employee and Released Parties hereto, and fully supersedes any prior or contemporaneous agreements or understandings between Employee and Released Parties; provided, however, that this Agreement does not supersede or affect any confidentiality, non-disclosure, non-compete, invention, assignment of proprietary rights, or non-solicitation agreement(s) signed by Employee. The obligations of such agreements remain in full force and effect and Employee expressly acknowledges Employee's intent to adhere to the promises contained in those agreements. Employee also acknowledges that Employee has not relied on any representation, promises, or agreements of any kind made in connection with the decision to sign this Agreement, except for those set forth in this Agreement.

EMPLOYEE IS ADVISED THAT EMPLOYEE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT AND GENERAL RELEASE AND IS HEREBY ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.

EMPLOYEE IS ADVISED THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE SUMS AND BENEFITS SET FORTH IN PARAGRAPH "2" ABOVE, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASED PARTIES AS OF THE DATE OF THE EXECUTION OF THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

ON BEHALF OF EMPLOYER

[insert Associate Name]     [insert Name]

[insert Job Title]

Employee's Signature Signature

Date Date

Exhibit D

HR056 Confidentiality/Non-Disclosure/Trade Secrets (February 2011)

Purpose

To ensure associates are aware of the confidential nature of information they may learn or be entrusted with during their employment with the Company, and of the Company’s expectation they will keep such confidential information private and privileged during their employment with the Company and at all times thereafter. This Confidentiality/Non-Disclosure Policy is in addition to any separate agreement with any individual associate regarding the issue.

Scope

This policy applies to all associates.
Procedures

As part of your responsibilities with the Company, you may learn of or be entrusted with sensitive Company information of a confidential nature, including Trade Secrets.

The term “Trade Secrets” means any scientific or technical information, design, process, procedure, formula, pattern, device or compilation of information or improvement which is used in the Company’s business which is valuable and not generally known to Third Parties. Trade Secrets shall include, without limitation, information and documentation pertaining to the design, specifications, capacity, testing, installation, implementation and customizing techniques and procedures concerning the Company’s present and future products and services; manufacturing, distribution, assembly, building, design, or production process(es); treating or preserving materials; and customer, contractor, or vendor list(s).

The term “Confidential Information” means any proprietary or business-sensitive information which is not generally known to the public and which, if released to unauthorized persons, would be detrimental to the reputation or business interests of the Company, its affiliates or parties with which it does business, or would permit such unauthorized persons to improperly benefit. Confidential Information includes but is not limited to: (i) financial information; (ii) customer information, including but not limited to customer/client names, telephone numbers, addresses, any compilations of past, existing or prospective customers, customer proposals or agreements, status of customer accounts or credit, customer needs or related information about actual or prospective customers; (iii) supply and service information; (iv) marketing information; (v) personnel information; (vi) business operations information; (vii) any formula, pattern, device or compilation of information which is used in the company’s business and which gives the Company an advantage over its competitors; and (viii) Trade Secrets as described above.

As it relates to the Company’s national, regional or local Contracting Agreements, there shall be complete confidentiality between the Associate and all external companies with which the Company conducts business. Sharing of information by any electronic means (e.g. e-mail, fax transmission or other) and/or mail where terms and/or conditions of a contract are included, is not permitted.

While there is an understanding that terms need to be discussed between Company representatives and the external companies with which we do business, these discussions must take place verbally (in person) whenever possible. In addition, terms and conditions of our vendor, supplier, distributor and/or trade partner agreements will be specific to K. Hovnanian Companies and cannot be shared with any other outside party. Outside parties include, but are not limited to, all other homebuilders, suppliers, distributors, and competitors of all K. Hovnanian Companies.

During your employment, any and all Confidential Information shall be considered and kept as the private and privileged records of the Company, and must not be divulged to any firm, individual or institution (including, but not limited to, any future employer(s)) except on the direct written authorization of the Chairman/President/CEO of the Company. Your failure to honor this confidentiality requirement may result in disciplinary action, including possible discharge.

Any ideas, inventions and processes that are developed during or in connection with your employment shall be the property of the Company alone.

If you leave employment for any reason, we require you continue to treat as private and privileged any such Confidential Information at all times. You should not release any such Confidential Information to any person, firm, or institution (including, but not limited to, any future employer(s)) without the express written approval of the Chairman/President/CEO of the Company. The Company may pursue legal remedies for unauthorized disclosure of such Confidential Information including, but not limited to, injunctive relief.